Exhibit 4.4

Form of Terms and Conditions of the Warrants

1	Terms and Conditions of the Warrants

1.1	Background and Reasons for Issuing the Warrants

The Annual General Meeting of Shareholders of Biotie Therapies Corp. (the “Company”) held on [    ] May 2015 authorized the Board of Directors of the Company to resolve upon the issuance of at most [    ] option rights and other rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Companies Act (624/2006, as amended; the “Finnish Companies Act”). The Board of Directors of the Company has on [    ] May 2015 resolved pursuant to the authorization upon the issuance of warrants that entitle to subscription of new ordinary shares of the Company (the “Warrants”) on the terms and conditions set out herein (the “Terms and Conditions”).

The issuance of the Warrants is made pursuant to a subscription agreement dated [    ] April 2015 between the Company and certain investors (such investors hereinafter the “Investors” and such agreement the “Subscription Agreement”), under which the Investors have, subject to certain terms and conditions, undertaken to subscribe for convertible promissory notes (the “Notes”) and have in connection therewith been offered the right to subscribe for Warrants (the “Transaction”).

The Warrants are offered in derogation from the pre-emptive subscription right of the shareholders of the Company for subscription by the Investors in quantities specified in the Subscription Agreement. The issuance of the Warrants forms an integral part of the overall terms and conditions for the Transaction, and the Board of Directors of the Company has concluded that there are weighty financial reasons for the Company to issue the Warrants.

1.2	Number of Warrants

The Company shall issue in total a maximum of 183,333,334 Warrants entitling to subscribe for in aggregate a maximum of 183,333,334 ordinary shares in the Company, subject to adjustment as described in these Terms and Conditions.

1.3	Subscription of Warrants

Each Investor shall have the right to subscribe for one (1) Warrant for each Note validly subscribed and paid for by such Investor in the Transaction in accordance with the terms and conditions thereof. Pursuant to the foregoing, the maximum number of Warrants to be offered shall be 183,333,334. The subscription of the Warrants shall be free of charge.

The Warrants shall be subscribed for by and issued to the Investors at the completion of the Transaction as further set out in the Subscription Agreement.

The Company shall maintain a register of the holders of Warrants and the number of Warrants they hold. The Warrants will be registered in dematerialised form in the Finnish book-entry securities system held by Euroclear Finland Ltd or its successor, in accordance with the Finnish Book-Entry System Act (749/2012, as amended) and regulations of Euroclear Finland Ltd, within one (1) month from the issuance of the Warrants. Each holder of a Warrant (the “Warrantholder”) consents to the Company having a right to obtain information on the Warrantholders, their contact details and their holdings of the Warrants registered in the Finnish book-entry securities system, such as information recorded in the

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lists referred to in paragraphs 2 and 3 of Section 3 of Chapter 6 of the Finnish Book-Entry System Act kept by the Euroclear Finland Ltd in respect of the Warrants and the Euroclear Finland Ltd shall be entitled to provide such information upon request.

The Warrants will not be listed by the Company on a regulated market or other trading platform.

1.4	Transfer of Warrants

The Warrants may not be transferred or pledged other than:

(f)	to the Warrantholder, an affiliate of a Warrantholder, or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the Warrantholder in a transaction not involving a disposition for value or to any investment fund or other entity controlled or managed by the Warrantholder or under common control with the Warrantholder, or if the Warrantholder is an investment company registered under the U.S. Investment Company Act of 1940, as amended (a “Mutual Fund”), pursuant to a merger or reorganization with or into another Mutual Fund that shares the same investment adviser registered pursuant to the requirements of the Investment Advisers Act of 1940, as amended, or to any partner, member or shareholder or former partner, member or shareholder of the Warrantholder, or

(g)	to a third party which would be holding, as the result of the transfer, no less than 5,000,000 (five million) Warrants, or if less, all of the Warrants held by the transferor; and

provided that in each case such transfer of Warrants is made in compliance with the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and in connection therewith the Company may require that the transferring Warrantholder deliver to the Company an opinion of counsel in a form reasonably satisfactory to the Company to the effect that registration under the U.S. Securities Act is not required in connection with any such transfer.

The holder of the Warrant to be transferred or pledged must, prior to transfer or pledge of the Warrant, deliver to the Company a (a) duly executed Warrant Assignment in the form of Exhibit (A) and (b) an Accredited Investor Certification certifying the “accredited investor” status under the U.S. Securities Act of the transferee or pledgee in the form set out in Exhibit (B); and upon receipt of such duly executed Warrant Assignment and Accredited Investor Certification, provided that the conditions set forth in this Clause 1.4 are satisfied, the Company shall register appropriate changes to the register of the Warrantholders held by the Company or Euroclear Finland Ltd, as the case may be, to reflect such assignment or pledge.

The Warrantholders shall pay any transfer tax imposed in connection with such transfer (if any). Any attempted transfer or pledge of the Warrants in contravention to these Terms and Conditions shall be null and void.

2	Terms and Conditions of Share Subscription

2.1	Right to Subscribe for Warrant Shares

Each Warrant entitles its holder to subscribe for one (1) new share in the Company (the “New Share”) or one (1) treasury share in the Company held by the Company or any of its subsidiaries (the “Treasury Share”), subject to adjustment as described in these Terms and

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Conditions. The number of shares in the Company may increase as a consequence of the share subscriptions by a maximum of 183,333,334 New Shares, subject to adjustment as described in these Terms and Conditions.

For the purpose of these terms and Conditions the “Warrant Share” means a New Share or a Treasury Share.

2.2	Subscription Price

The subscription price for each Warrant Share is EUR 0.17, subject to adjustment as described in these Terms and Conditions (the “Warrant Exercise Price”). The Warrant Exercise Price shall be booked in its entirety to the share capital of the Company.

2.3	Share Subscription, Payment and Registration of Shares

Unless otherwise specifically provided under these Terms and Conditions, the Warrants shall be exercisable for the Warrant Shares as set forth in this Clause 2.3 during the subscription period that commences on 1 November 2015 and ends on 1 November 2020 (the “Share Subscription Period”), provided that in the event that the Company announces the execution of a definitive agreement providing for an Acquisition (as defined below) prior to 1 November 2015, the Share Subscription Period shall instead begin immediately following such announcement and the Company shall provide prompt notice to the Warrantholders of the commencement of such Share Subscription Period. Any Warrants remaining unexercised after the end of the Share Subscription Period shall automatically expire without compensation.

Acquisition” means any reorganization, consolidation, merger, demerger or sale of shares of the Company (including, without limitation, a public tender offer for the shares in the Company) where the holders of the Company’s outstanding shares as of immediately before the transaction beneficially own less than a majority by voting powers of the outstanding shares of the surviving or successor entity as of immediately after the transaction.

The Warrants may be exercised in whole or in part, at any time or from time to time on any day during the Share Subscription Period, by (i) delivery to the Company of a duly executed notice in the form set out in Exhibit (C) (the “Exercise Notice”), (ii) payment to the Company of the Warrant Exercise Price for the Warrant Shares (the “Exercise Amount”) by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount and (iii) delivery to the Company of an Accredited Investor Certification certifying the “accredited investor” status under the U.S. Securities Act of the recipient of the Warrant Shares to be received upon exercise of the Warrants in the form set out in Exhibit (B), with such exercise to be effective upon receipt by the Company of such notice, such Exercise Amount and such Accredited Investor Certification (the “Effective Exercise”).

The Company may at its own discretion issue either New Shares or convey, or may have the relevant subsidiary convey, Treasury Shares on the basis of the Warrants validly exercised in accordance with this Clause 2.3 to the exercising Warrantholder, provided, however, that the subscription for such Warrant Shares shall not impose any transfer tax on the exercising Warrantholder. Warrant Shares issued on the basis of Warrants validly exercised in accordance with this Clause 2.3 shall be (i) notified for registration with the Finnish Trade Register (except for Treasury Shares that have already been registered) without undue delay and (ii) admitted to trading as set forth in Clause 3.1.

Notwithstanding the provisions under Clause 3.1, provided that (i) the number of Warrant Shares to be issued to one or several Warrantholders exceeds in aggregate 5,000,000 Warrant

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Shares (or lower amount consented by the Company), or if less, all of the Warrants held by the Warrantholders, (ii) the Company has received a written indication of the time and size of the exercise at least ten (10) days on which banks are generally open for normal banking business both in Helsinki, Finland and in New York City, New York, United States (each a “Business Day”) prior to the date of the Effective Exercise and (iii) the Company has received the Exercise Notice(s) at least four (4) Business Days prior to the date of the Effective Exercise, the Company shall use its best effort to issue the Warrant Shares on the basis of the Warrants validly exercised in accordance with this Clause 2.3 to the exercising Warrantholder(s) to enable trading with such Warrant Shares by the Warrantholder(s) on the Helsinki Stock Exchange to the extent possible within three (3) Business Days but in no event later than five (5) Business Days from the Effective Exercise.

If the Company shall have completed a U.S. Offering prior to Effective Exercise and sold American depositary shares representing ordinary shares of the Company (“ADSs”) in the U.S. Offering and the Warrantholder(s) deposit Warrant Shares with the depositary for the ADSs, the Company shall use its best efforts to cooperate with any reasonable request made of the Company by or on behalf of the depositary for such ADSs in connection with any such deposit and any sale of the ADSs under an effective registration statement covering such ADSs or pursuant to an exemption from registration available under the U.S. securities laws; provided, that the Company shall not be required to comply with any such request relating to a sale under a registration statement during a valid “Suspension Period” as defined and permitted under that certain Registration Rights Agreement between the Company and the parties listed on the signature pages thereto dated as of the date of the Subscription Agreement.

For the purposes of these Terms and Conditions “U.S. Offering” means the closing of the first sale of ordinary shares of the Company or ADSs to the public in the United States in a firm-commitment underwritten public offering pursuant to an effective registration statement under the U.S. Securities Act of 1933 (as amended), resulting in at least USD 30 million of gross proceeds (before deduction of any fees and expenses connected with such offering) to the Company and in connection with which such shares or ADSs are listed on the Nasdaq Global Market.

2.4	Shareholder Rights

The New Shares subscribed for on the basis of the Warrants will entitle the holders thereof to any possible dividend and to other shareholder rights upon their registration into the Finnish Trade Register.

2.5	Issuance of New Shares or Rights Entitling to Shares

Should the Company, prior to the end of the Share Subscription Period, resolve on any issue of new shares, stock options or other special rights entitling to shares to all shareholders (other than an issue of shares that is made in order to effect a subdivision or combination of shares within the meaning of Clause 2.6), the holders of Warrants shall have the same or equal rights as the shareholders to participate in such issue. This equality shall be achieved in the manner resolved by the Board of Directors of the Company by (i) changing the Warrant Exercise Price, (ii) changing the number of Warrant Shares which the Warrants entitle to subscribe for, or by (iii) using a combination of the aforementioned items (i) and (ii), provided that adjustment shall only be made pursuant to this Clause 2.5 to the extent that adjustment is not provided for with respect to such transaction under Clauses 2.6 through 2.12.

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2.6	Adjustment for Stock Splits and Combinations

If the Company, prior to the end of the Share Subscription Period shall effect a subdivision of its ordinary shares, the Warrant Exercise Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company prior to the end of the Share Subscription Period shall combine its ordinary shares, the Warrant Exercise Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Clause 2.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.7	Adjustment for Certain Dividends and Distributions

If the Company, prior to the end of the Share Subscription Period, shall make or issue, or fix a record date for the determination of holders of its ordinary shares entitled to receive, a dividend or other distribution to the shareholders from the fund for invested unrestricted equity payable in ordinary shares in the Company, then and in each such event the Warrant Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Warrant Exercise Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of ordinary shares outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)	the denominator of which shall be the total number of ordinary shares outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of ordinary shares issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Exercise Price shall be recomputed accordingly as of the close of business on such date and thereafter the Warrant Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions, if any.

2.8	Adjustment in Number of Warrant Shares Issuable Upon Exercise of Warrants

When any adjustment is required to be made in the Warrant Exercise Price pursuant to Clause 2.6 or 2.7, the number of Warrant Shares issuable upon the exercise of a Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Warrant Shares issuable upon the exercise of the Warrant immediately prior to such adjustment, multiplied by the Warrant Exercise Price in effect immediately prior to such adjustment, by (ii) the Warrant Exercise Price in effect immediately after such adjustment.

2.9	Adjustments for Other Dividends and Distributions

If the Company, prior to the end of the Share Subscription Period, shall (i) pay or declare a dividend payable to shareholders other than in ordinary shares (e.g. in cash or assets other than ordinary shares in the Company), (ii) distribute assets to shareholders from the fund for invested unrestricted equity (other than ordinary shares), the share premium reserve or legal reserve (in Finnish: ylikurssi- tai vararahasto) or its share capital or (iii) repurchase or redeem any ordinary shares of the Company under Chapter 15 of the Finnish Companies Act) (provided that such clause (iii) shall only apply to the extent that the Warrantholders do not tender their Warrants pursuant to Clause 2.12(b) below), then and in each such event the

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Warrant Exercise Price then in effect immediately before such event shall be decreased as of such event by multiplying the Warrant Exercise Price then in effect by a fraction:

(a)	the numerator of which shall be equal to (i) the Closing Price on the day immediately prior to the date when such event was first published (or if there is no such price, the fair market value of one ordinary share of the Company as of such date as determined in good faith by the Board of Directors of the Company) minus (ii) the amount per outstanding share of such dividend, distribution, repurchase, or redemption; and

(b)	the denominator of which shall be the Closing Price on the day immediately prior to the date when such event was first published (or if there is no such price, the fair market value of one ordinary share of the Company as of such date as determined in good faith by the Board of Directors of the Company).

If the Company distributes assets other than cash, the amount per outstanding share of the distribution shall be calculated by reference to the fair market value of the assets distributed as determined in good faith by the Board of Directors of the Company. In the event of a repurchase of shares, the amount per outstanding share shall be equal to the aggregate amount used by the Company in connection with such repurchase divided by the number of outstanding shares of the Company immediately prior to such repurchase.

“Closing Price” means the volume weighted average closing price of the ordinary shares of the Company on the Helsinki Stock Exchange (or, if different, the primary regulated market (within the meaning of the Markets in Financial Instruments Directive (2004/39(EC))) on which the ordinary shares are then traded) during the one (1) month period preceding the measurement date.

2.10	Adjustment for Reorganization

(a)	If, prior to the end of the Share Subscription Period, there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or demerger involving the Company in which the Company’s ordinary shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by Clauses 2.6, 2.7, 2.9 or 2.11) (collectively, a “Reorganization”), then, following such Reorganization, subject to Clause 2.10(b), the Warrantholders shall receive upon exercise of the Warrants the kind and amount of securities, cash or other property, if any, which the Warrantholders would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. Appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder, to the end that the provisions set forth in these Terms and Conditions (including provisions with respect to changes in and other adjustments of the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of the applicable Warrants.

(b)	The Warrantholders shall not be entitled to demand the redemption of the Warrants in relation to a merger or a demerger in accordance with Chapter 16, Section 13 of the Finnish Companies Act with respect to a merger and Chapter 17, Section 13 of the Finnish Companies Act with respect to a demerger, provided, however, that the Warrantholders shall be entitled to demand such redemption in the event that as a result of such merger or demerger the Warrants will be exercisable for shares or

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securities that are not listed on a regulated market (within the meaning of the Markets in Financial Instruments Directive (2004/39(EC))) or a United States national securities exchange.

2.11	Treatment of Warrants in an Acquisition

In the event of an Acquisition prior to the end of the Share Subscription Period (other than, for the purposes of this provision, an Acquisition consummated by way of an unsolicited third-party tender offer), the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Warrantholder shall thereafter continue to have the right to subscribe for upon the Terms and Conditions and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Warrantholder, shares in the surviving or acquiring entity (“Acquirer”), as the case may be, with an aggregate value equal to the Black-Scholes Value of the Warrantholder’s Warrants. For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Clause 2.11.

“Black Scholes Value” means the value of a Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on the Bloomberg Financial Markets determined as of the day of consummation of the Acquisition for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the closing of the Acquisition and the end of the Share Subscription Period, (B) an expected volatility equal to the lesser of 45% and the 180-day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the Acquisition, (C) the underlying price per ordinary share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Acquisition and (D) a remaining option time equal to the time between the date of the closing of the Acquisition and the end of the Share Subscription. For purposes of the foregoing, the value of any non-cash consideration in any Acquisition will be determined in good faith by the Board of Directors of the Company or the Acquirer.

Moreover, appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares thereafter deliverable upon the exercise thereof. The Company shall not effect any such Acquisition unless prior to or simultaneously with the consummation thereof the Acquirer shall assume by written instrument, reasonably deemed by the Board of Directors of the Company to be satisfactory in form and substance, the obligation to deliver to the Warrantholders upon exercise of the applicable instrument, at the last addresses of such holders appearing in the register of Warrantholders of the Company, such shares, as, in accordance with the foregoing provisions, such Warrantholders may be entitled to subscribe for, and the other obligations under the Warrants. The provisions of this Clause 2.11 shall similarly apply to successive Acquisitions. If the Company, in spite of using its best efforts, is unable to cause the Warrants to continue in full force and effect until the end of the Share Subscription Period in connection with any such transaction in accordance with the terms above, then the Acquirer shall pay the Warrantholders the Black-Scholes Value per Warrant. Such payment shall be made in cash in the event that the Acquisition results in the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in ordinary shares of the Acquirer in the event that the Acquisition results in the shareholders of the Company receiving shares in the Acquirer at the closing of the transaction. In the event that the shareholders of the Company

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receive both cash and shares at the closing of the Acquisition, such payment to the Warrantholders shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders.

2.12	Rights of Warrantholders in Certain Situations

(a)	If, prior to the end of the Share Subscription Period, the Company is placed into liquidation, the Warrantholders shall have the right to exercise the Warrants pursuant to these Terms and Conditions during a fixed period of time to be determined by the Board of Directors of the Company of which the Company shall give the Warrantholders written notice, provided that such period for exercise of the Warrants may not expire earlier than ten (10) Business Days following the date on which the Company sends the Warrantholders notice of such fixed period determined by the Board of Directors and five (5) Business Days prior to completion of the liquidation of the Company; provided further than any exercise by the Warrantholders of the Warrants may be conditioned upon the completion of the liquidation of the Company. Notwithstanding any other provisions in these Terms and Conditions, should the Company be deregistered from the Finnish Trade Register prior to the exercise of the Warrants, the Warrantholders shall have no right to exercise the Warrants.

(b)	If, prior to the end of the Share Subscription Period, the Company makes a resolution to acquire its own shares through a tender offer to all the shareholders or to acquire other special rights entitling to shares issued in one or more transactions that were related to the offering of the Warrants (the “Related Offerings”) through a tender offer to all holders of such rights, the Company shall make an equal offer to the Warrantholders in respect of the Warrants. If the Company acquires its own shares in any other manner, or if the Company acquires stock options or special rights entitling to shares other than those issued in the Related Offerings, no measures will need to be taken in relation to the Warrants.

(c)	If, prior to the end of the Share Subscription Period, a tender offer regarding all shares, stock options and other special rights issued by the Company is made by a party other than the Company or should a shareholder under the Finnish Securities Markets Act (746/2012, as amended) have the obligation to redeem the shares from the Company’s other shareholders, or to redeem the stock options or other special rights issued by the Company, or should a shareholder have under the Finnish Companies Act the right and obligation to redeem the shares from the Company’s other shareholders, then the Warrantholders may, notwithstanding the transfer restriction set forth in Clause 1.4 above, transfer all of their Warrants to such offeror or redeemer, as the case may be.

Should a shareholder under the Finnish Companies Act have the right to redeem the shares from the other shareholders of the Company, the Warrantholders shall upon request by such shareholder have a corresponding obligation to transfer all of their Warrants for redemption, in which case the Acquirer shall pay the Warrantholders the Black-Scholes Value per Warrant.

The Board of Directors may at its discretion in any of the situations mentioned in this Clause 2.12(c), also give the Warrantholders an opportunity (which for the avoidance of doubt shall not foreclose the Warrantholders from exercising the Warrants for the securities or other property for which they would otherwise have been exercisable) to exercise the Warrants or to convert the Warrants into equity issued by the offeror or redeemer, as the case may be, on such terms and within

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such reasonable time period prior to the completion of the tender offer or redemption, as resolved by the Board of Directors. At the expiry of this time period set by the Board of Directors and provided that the offeror’s or redeemer’s, as the case may be, shareholding in the Company based on the final results of the tender offer exceeds nine tenth (9/10) of all outstanding shares in the Company, any rights to exercise the Warrants shall be suspended until arbitration proceedings have become pending under Chapter 18, Section 4 of the Finnish Companies Act.

2.13	Notice of Adjustment

Not less than ten (10) Business Days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment of the Warrant Exercise Price or the number, amount or type of securities or other assets issuable upon exercise of the Warrants, the Company shall give notice to the Warrantholders of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable as the time of such notice, the Company shall give notice to the Warrantholders of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable.

3	Other Terms

3.1	Stock Exchange Listing and Government Approvals

The Company will, at its own expense, use its best efforts to (a) maintain the listing of its ordinary shares on the stock exchange maintained by NASDAQ OMX Helsinki Ltd or its successors (the “Helsinki Stock Exchange”), (b) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations under these Terms and Conditions, (c) take all action which may be necessary for the admission of the New Shares issuable upon exercise of the Warrants for trading on the Helsinki Stock Exchange on or before the earliest of (i) the U.S. Offering, (ii) the listing by the Company of other ordinary shares on the Helsinki Stock Exchange or its successors, however, provided that the admission of the New Shares would not require additional documentation (including, but not limited to, the publication of a prospectus under the Finnish Securities Markets Act) by the Company, and (iii) the date six (6) months from the issue of New Shares and (d) following the U.S. Offering and to the extent that the Company issues ADSs in the U.S. Offering, maintain the listing of the ADSs on a United States national securities exchange.

3.2	Governing Law and the Settlement of Disputes

These Terms and Conditions shall be governed by and construed in accordance with Finnish law. Any dispute, controversy or claim arising out of or relating to these Terms and Conditions, or the transactions contemplated hereby, or the breach, termination or validity thereof shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English. At any time, a party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.

3.3	Notices

All notices related to the Warrants by the Company shall be sent by express courier or e-mail to the addresses provided to the Company by the respective Warrantholders. The notices related to the Warrants to the Company may be sent by express courier or e-mail to:

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Biotie Therapies Corp.

address: Joukahaisenkatu 6, 20250 Turku, Finland

e-mail: warrants@biotie.com

attention: David Cook

A notice made in accordance with the above shall be deemed to have been received by its recipient on (i) the fifth (5th) Business Day after the day of sending if sent by express courier, or (ii) on the day of transmission if sent by e-mail, provided that a confirmation of successful transmission has been obtained from the recipient.

3.4	U.S. Tax Matters

(a)	Information Reporting. The Company shall at any time upon the reasonable request of a Warrantholder and as soon as practicable deliver any information reasonably requested by any Warrantholder in order to assist such Warrantholder or any person who is a direct or indirect beneficial owner of such Warrantholder with the preparation of its tax returns, complying with reporting obligations under the United States Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, pursuant to Sections 6038, 6038B, or 6038D of the Code and the rules and Treasury Regulations promulgated thereunder) and other obligations under the Code or any other applicable tax laws, or obtaining any benefit pursuant to the Code or other applicable tax laws; provided, however, that with respect to this Clause 3.4(a) the Company shall not be required to provide any (i) information not readily available to the Company without the incurrence of significant cost or expense unless the requesting Warrantholder agrees to reimburse the Company for any incremental cost or expense incurred in collecting, preparing and/or delivering such information to such Warrantholder; or (ii) any information that would constitute inside information under applicable laws and regulations.

(b)	Passive Foreign Investment Company. The Company shall: (i) as soon as practicable using commercially reasonable efforts after the end of each calendar year, examine its status as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code, and the PFIC status of its subsidiaries, in consultation with its tax advisors and promptly notify each Warrantholder of such PFIC statuses, (ii) as each such Warrantholder may reasonably request, provide any assistance and information necessary to determine whether the Company or any of its subsidiaries is a PFIC and (iii) in respect of each calendar year which the Company or any of its subsidiaries is or reasonably may be determined to be a PFIC in the opinion of the Company (in consultation with its tax advisors) or any Warrantholder, as soon as practicable using commercially reasonable efforts after the end of each calendar year, make available the statements and information (including, without limitation, a valid PFIC Annual Information Statement prepared in accordance with the provisions of the Code and Treasury Regulations promulgated thereunder, which Annual Information Statement shall include the Warrantholder’s share of the ordinary earnings and net capital gain as provided in Section 1293(e) of the Code) necessary to enable a Warrantholder and any person who is a direct or indirect beneficial owner of such Warrantholder to comply with all provisions of the Code with respect to PFICs, including but not limited to, making and complying with the requirements of a “Qualified Electing Fund” election (a “QEF Election”) pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Section 1.1295-3 of the Treasury Regulations with respect to the Company or any of its subsidiaries, as applicable.

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(c)	Controlled Foreign Corporation.

(iii)	The Company shall: (i) as soon as practicable using commercially reasonable efforts after the end of each calendar year, examine its “controlled foreign corporation” status as defined in Section 957 of the Code and the Treasury Regulations thereunder (“CFC”) and the CFC status of its subsidiaries in consultation with its tax advisors and shall immediately notify each Warrantholder if, based on the information known to the Company, the Company believes that it or any of its subsidiaries was a CFC for such calendar year, (ii) as a Warrantholder may reasonably request, provide assistance and the information necessary to determine whether the Company or any of its subsidiaries is a CFC, and (iii) in respect of each calendar year for any portion of which the Company or any of its subsidiaries is or may be deemed a CFC in the reasonable opinion of the Company (in consultation with its tax advisors) or any Warrantholder, as soon as practicable using commercially reasonable efforts after the end of the calendar year, as the case may be, make available the information necessary to enable each Warrantholder (and any person who is a direct or indirect beneficial owner of such Warrantholder) that is a “U.S. Person” of the Company (as defined below) to comply with all CFC reporting and other requirements of the Code with respect to the Company or its subsidiaries. In the event that the Company or any of its subsidiaries is determined by counsel or accountants for any Warrantholder to be a CFC as defined in the Code, the Company agrees to use commercially reasonable efforts, to the extent not inconsistent or incompatible with the Company’s, or if applicable, any subsidiary’s, current or intended business operations, plans or objectives, to avoid generating Subpart F Income (as defined below).

(iv)	If it is determined, either by the Company or by any Warrantholder or any taxing authority, that the Company or any subsidiary is or reasonably may be a CFC for any calendar year, the Company shall, as soon as practicable using commercially reasonable efforts after the end of such calendar year, determine, and make available to each Warrantholder a written report of the amount and character of any Subpart F Income, any Section 956 Amount (as defined below) and earnings and profits (as determined for U.S. federal income tax purposes) generated by such entity during such calendar year and the amount of each such Warrantholder’s pro rata portion of such Subpart F Income and Section 956 Amount. For purposes of this Clause 3.4, “U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Code and the Treasury Regulations thereunder, “Subpart F Income” means “subpart F income” as defined in Section 952 of the Code and the Treasury Regulations thereunder, and “Section 956 Amount” means any amount described in Sections 951(a)(1)(B) and 956 of the Code and the Treasury Regulations thereunder.

(d)	This Clause 3.4 shall remain applicable at all times while the Warrantholders own Warrants.

3.5	Other Matters

By subscribing for the Warrants, the Warrantholders undertake to adhere to these Terms and Conditions. These Terms and Conditions have been drafted in Finnish and English. In case

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of any discrepancy between the Finnish and English versions of these Terms and Conditions, the English language version shall prevail.

The Warrantholders shall be solely responsible for any taxes, duties and other such payments possibly incurred by the holders of Warrants in relation to receiving the Warrants and the subscription of any Warrant Shares under these Terms and Conditions.

The Board of Directors of the Company shall resolve upon all other matters related to the Warrants and to amend the technical procedures relating to the Warrants (including, but not limited to, additional procedures related to the subscription of Warrant Shares), provided, in each case, that such actions, resolutions or amendments are not prejudicial to the Warrantholders.

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Exhibit A

Form of Warrant Assignment

To: Biotie Therapies Corp.

Reference is made to the terms and conditions dated [ ] 2015 and concerning the issuance of Warrants by Biotie Therapies Corp. (the “Terms and Conditions”). The capitalised terms used herein shall have the same meanings as in the Terms and Conditions.

[NOTE: IF THE FORM CONCERNS TRANSFER, THE FOLLOWING SHALL BE INCLUDED]

FOR VALUE RECEIVED                              (the “Assignor”) hereby notifies that it has undertaken to sell, assign and transfer all of the rights of the Assignor under the Warrants to the Assignee(s) as set forth below:

Name(s) of Assignee(s)	Assignee(s) Contact Information	Number of Warrants

All notices to be given by the Company to the Assignor as Warrantholder shall be sent to the Assignee(s) at the above listed address(es).

[NOTE: IF THE FORM CONCERNS PLEDGE, THE FOLLOWING SHALL BE INCLUDED]

                              (the “Pledgor”) hereby notifies that it has undertaken to irrevocably and unconditionally pledge [with first priority all of the rights of, title to and other interests in] the Warrants to the Pledgee(s) as set forth below:

Name(s) of Pledgee(s)	Number of Warrants Pledged

[NOTE: IF WARRANTS ARE REGISTERED INTO THE BOOK-ENTRY SECURITIES SYSTEM, THE PLEDGOR AND PLEDGEE ARE RESPONSIBLE FOR EFFECTING THE REGISTRATION OF ANY PLEDGE TO THE BOOK-ENTRY ACCOUNT OF THE PLEDGOR]

[NOTE: THE BELOW SHALL BE INCLUDED IN ALL FORMS]

Place and date:
Name of the [Assignor / Pledgor]:

By: Title:	By: Title:

1 (2)

The above [assignment / pledge] is acknowledged and accepted.

Place and date:

BIOTIE THERAPIES CORP.

By: Title:

2 (2)

Exhibit B

Form of Accredited Investor Certification

The undersigned represents and warrants to Biotie Therapies Corp. (the “Company”) in connection with the transfer of warrants (“Warrants”) exercisable for shares, no par value, of the Company (“Shares”), to the undersigned, or in connection with the exercise of Warrants for Shares to be subscribed for by the undersigned, that the undersigned fits within each category marked below, and that for any category marked, it has truthfully set forth any description required as provided for below. The undersigned agrees to furnish any additional information that the Company deems necessary in order to verify the answers set forth below.

(PLEASE MARK EACH CATEGORY APPLICABLE TO YOU)

☐	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Explanation. In calculating net worth, you may include equity in personal property, real estate, cash, short-term investments, stock and securities. Please follow these guidelines in calculating the value of your principal residence: (i) you may not include equity in your principal residence as an asset; (ii) you may exclude indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence on the date hereof from the calculation of liabilities (unless the amount of such indebtedness outstanding on the date hereof exceeds the amount outstanding 60 days before the date hereof, other than as a result of the acquisition of the primary residence, in which case the excess should be included in the calculation of liabilities); and (iii) you should include indebtedness that is secured by your principal residence in excess of the fair market value of the primary residence on the date hereof in the calculation of liabilities.

☐	The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case, including foreign income, tax exempt income and full amount of capital gains and losses, but excluding any income of other family members and any unrealized capital appreciation), and has a reasonable expectation of reaching the same income level in the current year.

☐	The undersigned is a director or executive officer of the Company.

☐	The undersigned is either: (a) a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Act”); (b) a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; (c) a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; (d) an insurance company as defined in Section 2(13) of the Act; (e) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Act; (f) a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; (g) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such a plan has total assets in excess of $5,000,000; or (h) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors,” as defined in Rule (501)(a) promulgated under the Act.

(describe entity)

1 (2)

☐	The undersigned is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(describe entity)

☐	The undersigned is an organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, a corporation, a business trust, or a partnership, not formed for the specific purpose of acquiring the Common Shares, with total assets in excess of $5,000,000.

(describe entity)

☐	The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Common Shares, whose investments are directed by a “sophisticated person” as described in Rule 506(b) (2)(ii) promulgated under the Act.

☐	The undersigned is an entity, all the equity owners of which are “accredited investors” within one or more of the above categories. If relying upon this category alone, each equity owner must complete a separate copy of this Certificate.

(describe entity)

THE UNDERSIGNED UNDERSTANDS THAT THE COMPANY WILL RELY ON THE FOREGOING REPRESENTATIONS TO, AMONG OTHER THINGS, MAINTAIN THE EXEMPTION FOR THE ISSUANCE OF SHARES AND WARRANTS FROM THE REQUIREMENT TO REGISTER SUCH SHARES AND WARRANTS UNDER THE U.S. SECURITIES ACT.

The answers to the foregoing questions are correctly stated to the best of my knowledge, information and belief. I hereby agree to notify the Company promptly of any changes in the foregoing information.

Dated:

Name of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Investor:

Title of Authorized Investor:

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Exhibit C

Form of Exercise Notice

To: Biotie Therapies Corp.

Reference is made to the terms and conditions dated [ ] 2015 and concerning the issuance of Warrants by Biotie Therapies Corp. (the “Terms and Conditions”). The capitalised terms used herein shall have the same meanings as in the Terms and Conditions.

The undersigned hereby exercises Warrants held by it as specified below.

Name of Warrantholder:

Number of Warrants exercised:

Number of Warrant Shares to be subscribed for:

Exercise Amount payable:	EUR

Securities account no. for issue of Warrant Shares:

The Exercise Amount shall be paid to the following bank account of Biotie Therapies Corp:

IBAN:

BIC:

The Warrantholder represents and warrants that this Exercise Notice has been duly signed and constitutes a valid and binding act by the undersigned to exercise the said Warrants.

Place and date:

Name of the Warrantholder:

By:	By:
Title:	Title:

The above exercise is acknowledged and accepted.

Place and date:

BIOTIE THERAPIES CORP.

By:
Title:

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